EXHIBIT INDEX
Description of Exhibit	Exhibit No.
Proxy Statement for 1992 Annual Meeting of Shareholders	A
Minutes of Shareholders Meeting dated August 10, 1992	B
Proxy Statement for 2001 Annual Meeting of Shareholders	C
Minutes of Shareholders Meeting dated October 15, 2001	D
Annual Report for Investment Companies on Form N-SAR filed May 31, 2001	E
Pro Forma Combined Balance Sheet	F
Pro Forma Combined Statement of Income	G
Certified Resolutions of Board of Directors	H
Verification	I
Proposed Notice of Proceedings	J